UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2007

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY		14614
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in Material Definitive Agreement

On June 13, 2007, Document Security Systems, Inc. entered into an agreement (the “Agreement”) with International Barcode Corporation, which does business under the name BTI, pursuant to which BTI has agreed to provide DSS with the right to market and produce BTI’s advanced barcode technologies in the United States.

Through a previously executed agreement between BTI and Document Security Systems, BTI has effectively combined DSS AuthenticGuard technologies with its RSS (Reduced Space Symbology) bar code technologies to create a unique and powerful security offering, and has had significant interest in countries around the world including China and The Dominican Republic. This Agreement allows DSS to market that same combination of technologies in the US.

In late 2006, GS1 adopted RSS (now called “GS1 Databar”) bar codes as the standard for all scanning systems by 2010. The RSS bar code technology is an evolution of bar codes to support the increased data requirements of today’s documents and packaging as they travel through the global supply chain. Document Security Systems believes that the adoption of RSS technology will be part of a major upgrade cycle in document technology by companies around the world. By aligning with a world leader in RSS technologies, Document Security Systems believes that it is positioning itself to be a major benefactor of this market.

GS1 is a leading global organization dedicated to the design and implementation of global standards and solutions to improve the efficiency and visibility of supply and demand chains globally and across sectors. The GS1 system of standards is the most widely used supply chain standards system in the world

As partial consideration for entering into the Agreement, Document Security Systems extended the expiration date from June 16, 2007 to December 31, 2007 with respect to a warrant to purchase 500,000 shares of Common Stock of Document Security Systems for $10.00 per share that Document Security Systems previously issued to BTI.

Item 9.01  Financial Statements and Exhibits.

None

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: June 14, 2007	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer

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